December 21, 2006

Eli Campo

Dear Eli:

I am pleased to offer you the position of Executive Vice President, General Manager, Israel in our Ra’anana office with a scheduled start date on or about February 15, 2007 as mutually agreed between you and LivePerson. This letter shall confirm the terms and conditions of our employment offer to you:

•	You will be paid base salary at a monthly rate of 72,000 NIS (seventy-two thousand New Israeli Shekels) according to current payroll practices in the Israel office.

•	You will report directly to the Chief Executive Officer.

•	You will be provided with company car benefits in accordance with LivePerson’s existing standard practices and policies.

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You will be eligible to participate in the LivePerson bonus plan, as it exists from time to time under terms comparable to other LivePerson employees of similar role and responsibility. Currently, the executive bonus program contemplates milestones and objectives set in advance on at least an annual basis as well as metrics related to overall company performance. Your target annual bonus for the 2007 calendar year will be 215,000 NIS. Your target bonus in subsequent years will be determined in the sole discretion of LivePerson but in no event will the amount of any target bonus be set at less than 25% of your then-current annual base salary. Your actual 2007 bonus payout will be determined in the sole discretion of LivePerson based on the profitability of the company as compared to Plan, your individual bonus target (prorated for the portion of 2007 that you are employed at LivePerson if you are hired after January 1, 2007), and your personal contribution to the company’s efforts and the successful attainment of the agreed upon milestones and objectives, as determined by your manager(s) in their sole discretion. Eligibility for and payment of such bonus, if any, is conditioned on your being actively employed by LivePerson as of the date the bonus, if any, is paid. Your actual bonus payment is likely to be either greater or less than your target amount based on these criteria. In any year, LivePerson may determine not to pay any bonus based on the above criteria. LivePerson reserves the right to amend or terminate its bonus plan at any time.

Your initial objectives and milestones will relate to the general areas described below, with specific goals, metrics and other requirements to be determined following the start date of your employment and from time to time thereafter by the company’s Chief Executive Officer, President and/or Board of Directors:

462 Seventh Avenue, 3rd Floor, New York, NY 10018   t212.609.4200   f212.609.4201   www.liveperson.com

Eli Campo
December 21, 2006

❖ Management and oversight of the operations and personnel of the Ra’anana office in accordance with company policies, procedures, fiscal plans and any other corporate directives that may issue from time to time;

❖ Management and oversight of the company’s hosting, production and support environments with a focus on improving existing system uptime and achieving the company’s desired levels of system uptime, stability and scalability consistent with the demands of the company’s current business as well as future business, strategic and fiscal plans, as same may be updated by the company from time to time; and

❖ Management and oversight of the company’s research and development function including responsibility for the delivery of all currently planned and future software code releases in coordination with the company’s product marketing function and in accordance with the company’s overall product roadmap, strategy, business and fiscal plans as same may be updated by the company from time to time.

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You will be granted an unvested option to purchase 300,000 shares of LivePerson common stock at a strike price determined by the LivePerson Board of Directors. We currently anticipate that there will be an option grant date on or before February 15th, 2007. In the event that your first day of employment is subsequent to the option grant date, the option grant date for your specific option grant will be your first day of employment, and the strike price of the options granted to you shall be the market price at the time of the grant. This option will be granted under the terms and conditions of the LivePerson Incentive Stock Option Plan and the Notice of Grant of Stock Option, which will be issued to you at the time of the grant. Unvested options vest in equal increments of 25% annually over four (4) years, beginning on the first anniversary of the grant date. Options issued to you will be “102 capital gain track” options to the extent that such classification is within the company’s reasonable control. Following termination of your employment, you will have the ability to exercise options as specified in this letter and pursuant to the LivePerson Incentive Stock Option Plan.

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The Employee shall be entitled to annual Recreation Pay per year according to the then prevailing applicable law. Furthermore, you will be eligible for vacation in accordance with LivePerson’s vacation policy as it exists from time to time. Under the current policy, you will accrue vacation at the rate of 20 days per year, accruing pro-rata on a monthly basis following the start date of your employment. Annual vacations may be accumulated and/or redeemed as provided under the laws of the State of Israel. Unused vacation in any given year will be carried forward pursuant to the company’s vacation policy as it may exist from time to time and in accordance with the laws of the State of Israel.

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The company will pay, at its sole cost and expense, a sum equal to 7 1/2% (seven and one-half percent) of the Employee’s monthly current salary on behalf of the Employee to the Advanced Study Fund in which the Company participates. The Employee will pay a sum equal to 2 1/2% (two and one-half percent) of his\her monthly current salary, at his\her expense, into said fund as is standard practice. In addition, the company will make payments toward an executive insurance fund, and toward disability insurance in accordance with the laws of the State of Israel. Upon termination of employment, the company will transfer and release to you all accrued and unpaid funds held by the company for executive insurance and the Advance Study Fund in accordance with the requirements of the laws of the State of Israel. The details of the foregoing payments will be further specified in the employment agreement between you and the company to be executed upon the start date of your employment.

Eli Campo
December 21, 2006

•	You will receive further orientation regarding benefits you are eligible for and company policies on or shortly after your start date.

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This offer is made contingent upon your successful completion of the Company’s pre-employment procedures, which may include reference and background verification of your prior employment and other information provided by you during the interview process.

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By signing this letter you confirm that to the best of your knowledge following diligent inquiry and investigation you are not subject to any agreement, with a prior employer or otherwise, which would prohibit, limit or otherwise be inconsistent with your employment at LivePerson or prevent you from performing your obligations to LivePerson. Additionally, please be advised that it is LivePerson’s corporate policy not to obtain or use any confidential, proprietary information or trade secrets of its competitors or others, unless it is properly obtained from sources permitted to disclose such information. By signing this letter below, you are acknowledging that you have been advised of this policy and that you accept and will abide by it, and you are also agreeing that you will not use or disclose any confidential or proprietary information of LivePerson to any third party, including any previous or subsequent employer.

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This letter is not an Employment Agreement. Employment with LivePerson will not take effect until an Employment Agreement with LivePerson, or any subsidiary of LivePerson, has been executed by both you and a representative of the Company.

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In the event of any voluntary termination of your employment, you will provide the company with no less that six (6) months advance notice of such voluntary termination and, if requested by the company, you will assist and cooperate with the company to find, recruit and hire a replacement for your position, and you will provide assistance as requested by the company for the purpose of effecting an orderly transition of your responsibilities to such replacement. Should your full time employment continue with the company during the six (6) month period following your notice of voluntary termination, you will receive the following benefits: (i) within thirty (30) days following termination, pro-rated payment of your then-current target annual bonus, proportional to the percentage of the relevant fiscal year actually served by you prior to your termination; and (ii) subject to the terms of the Option Plan, any unvested options to purchase LivePerson stock held by you that would have vested within the six (6) month period immediately following the date of your termination will automatically and immediately vest and become exercisable upon your date of termination and remain exercisable for a period of up to one year following such termination, but in no event beyond the expiration of the option term.

Eli Campo
December 21, 2006

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In the event that your employment is involuntarily terminated by LivePerson or any successor entity Without Cause or Constructively Terminated, whether in the event of a Change of Control or otherwise (as such capitalized terms are defined below), you will be eligible to receive the following severance benefits: (i) severance in an amount equal to your then current base salary for a period of six (6) months payable in the form of a lump-sum, cash payment due within thirty (30) days of your date of termination; (ii) subject to the terms of the Option Plan, any unvested options to purchase LivePerson stock held by you that would have vested within the 12 month period immediately following your termination will automatically and immediately vest and become exercisable upon such termination and remain exercisable for a period of up to one year following such termination, but in no event beyond the expiration of the option term, and (iii) within thirty (30) days following termination, pro-rated payment of your then-current target annual bonus, proportional to the percentage of the relevant fiscal year actually served by you prior to your termination. . The foregoing severance benefits will be conditioned upon your execution and non-revocation of a general release of claims in favor of LivePerson and its subsidiaries in a reasonable form to be provided by LivePerson.

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A termination Without Cause shall be defined as termination of employment other than for death, disability, termination for Cause or any resignation by you. Cause shall be defined as: (i) your failure to substantially perform your duties to LivePerson or any of its subsidiaries provided that the company has previously made you aware of such failure, (ii) your conviction of, or plea of nolo contendere to, a felony (regardless of the nature of the felony) or any other crime involving dishonesty, fraud, or moral turpitude, (iii) your gross negligence or willful misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) in connection with the performance of your duties and responsibilities to LivePerson or any of its subsidiaries, (iv) your failure to substantially comply with the rules and policies of LivePerson or any of its subsidiaries governing employee conduct or with the lawful directives of the Board of Directors of LivePerson, or (v) your breach of any non-disclosure, non-solicitation, non-competition or other restrictive covenant obligations to LivePerson or any of its subsidiaries.

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Constructively Terminated shall be defined as resignation by you as a result of a material diminution of your job responsibilities, level of authority, title and/or base salary without your consent; provided, however, that (1) a change in your title by the company resulting from a change or restructuring of titles applied to company personnel in your peer level shall not be deemed a material diminution in title or a Constructive Termination for purposes of this agreement; and (2) you shall give LivePerson written notice within thirty (30) days of the occurrence of such circumstances constituting Constructive Termination and you shall be deemed Constructively Terminated only if LivePerson has not cured such circumstances within twenty (20) business days following its receipt of such notice.

•	Change of Control shall be defined as any transaction or group of related transactions following which the holders of LivePerson's voting power immediately prior to such transaction(s) no longer hold publicly-traded securities having the voting power necessary to elect a majority of the board of directors of the surviving entity or entities.

Please indicate your acceptance of this offer by signing below and returning one copy to our office. LivePerson is a dynamic organization with tremendous growth opportunities. We look forward to you joining us and hope that you share our excitement for the opportunity it presents to everyone on the team.

Eli Campo
December 21, 2006

Sincerely,

/s/ Tim Bixby
Tim Bixby
President/CFO

Accepted by:	/s/ Eli Campo	12/22/06
	Eli Campo	Date